Exhibit 10.45

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE AWARD – SAFETY
PG&E CORPORATION, a California corporation, hereby grants Performance Shares to the Recipient named below (sometimes referred to as “you”). The Performance Shares have been granted under the PG&E Corporation 2014 Long-Term Incentive Plan, as amended (the “LTIP”). The terms and conditions of the Performance Shares are set forth in this cover sheet and the attached Performance Share Agreement (the “Agreement”).
Date of Grant:  August 14, 2019
Name of Recipient:  William D. Johnson
Recipient’s Participant ID:  <Emp Id>
Number of Performance Shares: 61,255

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this award, the attached Agreement, and a copy of the prospectus describing the LTIP and the Performance Shares dated August 14, 2019.
If, for any reason, you wish to not accept this award, please notify PG&E Corporation in writing within 90 calendar days of the date of this award at ATTN: LTIP Administrator, Pacific Gas and Electric Company, 245 Market Street, N2T, San Francisco, 94105.

Attachment

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT - SAFETY

The LTIP and Other Agreements
This Agreement and the above cover sheet constitute the entire understanding between you and PG&E Corporation regarding the Performance Shares, subject to the terms of the LTIP. Any prior agreements, commitments or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LTIP. In the event of any conflict between the provisions of this Agreement or the above cover sheet and the PG&E Corporation 2012 Officer Severance Policy, this Agreement or the above cover sheet will govern, as applicable. The LTIP provides the Committee with discretion to adjust the performance award formula.
For purposes of this Agreement, employment with PG&E Corporation means employment with any member of the Participating Company Group.

Grant of Performance Shares	PG&E Corporation grants you the number of Performance Shares shown on the cover sheet of this Agreement (the “Performance Shares”). The Performance Shares are subject to the terms and conditions of this Agreement and the LTIP.
Vesting of Performance Shares Settlement in Shares/ Performance Goals
As long as you remain employed with PG&E Corporation, the Performance Shares will vest upon, and to the extent of, the Committee’s certification of the extent to which performance goals have been attained for this award as of December 31, 2019 (the “Vesting Date”), which certification will occur on or after January 1, 2020 but before March 15, 2020. Except as described below, all Performance Shares that have not vested will be cancelled upon termination of your employment.
Vested Performance Shares will be settled in shares of PG&E Corporation common stock, subject to the satisfaction of Withholding Taxes, as described below. The number of shares you are entitled to receive will be calculated by multiplying the number of vested Performance Shares by the “payout percentage” determined as follows (except as set forth elsewhere in this Agreement), rounded to the nearest whole number.
The Performance Shares have safety-based performance goals and a resulting payout percentage based on the achievement of the applicable performance goals as measured over the period April 1, 2019 through December 31, 2019. The Performance Shares’ performance goals will be a modification of the 2019 STIP safety performance goals as described and approved in an order of the Bankruptcy Court dated April 29, 2019. The Performance Shares’ performance goals are set forth on Exhibit A, subject to adjustment as set forth below.
Achievement of the Performance Shares’ performance goals will be certified by the Committee. Subject to rounding considerations, if performance is below threshold, the payout percentage will be 0%; if performance is at threshold, the payout percentage will be 50%; if performance is at target, the payout percentage will be 100%; and if performance is at or better than maximum, the payout percentage will be 150%. The actual payout percentage for performance between threshold and maximum will be determined based on linear interpolation between the payout percentages for threshold and target, or target and maximum, as appropriate. Notwithstanding the foregoing, if the aggregate score for the public safety index metric set forth on Exhibit A is below threshold level, then the payout percentage will be reduced by 50% and if the aggregate score for the public safety index metric set forth on Exhibit A is at or above threshold level but below target level, then the payout percentage will be reduced by 25%. The final score will be determined in the discretion of the PG&E Corporation Board of Directors or its delegate, including any decision to reduce or forego payment entirely.

The final payout percentage, if any, will be determined as soon as practicable following the date that the Committee or an equivalent body certifies the extent to which the performance goals have been attained, pursuant to Section 10.5(a) of the LTIP. PG&E Corporation will issue shares as soon as practicable after such determination, but no earlier than the Vesting Date, and not later than March 15 of the calendar year following the Vesting Date.
Dividends	Each time that PG&E Corporation declares a dividend on its shares of common stock, an amount equal to the dividend multiplied by the number of Performance Shares granted to you by this Agreement will be accrued on your behalf. If you receive a Performance Share settlement in accordance with the preceding paragraph, at that same time you also will receive a cash payment equal to the amount of any dividends accrued with respect to your Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.
Voluntary Termination	If you terminate your employment with PG&E Corporation voluntarily before the Vesting Date, all of the Performance Shares will be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares will be forfeited.
Termination for Cause	If your employment with PG&E Corporation is terminated at any time by PG&E Corporation for cause before the Vesting Date, all of the Performance Shares will be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares will be forfeited. In general, termination for “cause” means termination of employment because of dishonesty, a criminal offense, or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation. For the avoidance of doubt, you will not be eligible to retire if your employment is being or is terminated for cause.

Termination other than for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause before the Vesting Date, a portion of your outstanding Performance Shares will vest proportionally based on the number of months prior to the Vesting Date that you were employed by PG&E (rounded down) divided by eight (8). All other outstanding Performance Shares will be cancelled, and any associated accrued dividends will be forfeited, unless your termination of employment was in connection with a Change in Control as provided below. Your vested Performance Shares will be settled, if at all, as soon as practicable after the Vesting Date and no later than March 15 of the year following the Vesting Date, based on the payout percentage certified by the Committee. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued from the date of grant through the Vesting Date with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.

Death/Disability	If your employment terminates due to your death or disability before the Vesting Date, all of your Performance Shares will immediately vest and will be settled, if at all, as soon as practicable after the Vesting Date and no later than March 15 of the year following the Vesting Date, based on the payout percentage certified by the Committee. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued from the date of grant through the Vesting Date with respect to your Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.

Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Performance Shares subject to this Agreement.
If the Acquiror assumes or continues PG&E Corporation’s rights and obligations under this Agreement or substitutes a substantially equivalent award, Performance Shares will vest on the Vesting Date, and the performance goals will be deemed to have been achieved at target, resulting in a payout percentage of 100%. Settlement will occur as soon as practicable after the Vesting Date and no later than March 15 of the year following the Vesting Date. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued with respect to your Performance Shares from the date of grant through the Vesting Date multiplied by a payout percentage of 100%.
If the Change in Control of PG&E Corporation occurs before the Vesting Date, and if this award is neither so assumed nor so continued by the Acquiror, and the Acquiror does not provide a substantially equivalent award in substitution for the Performance Shares subject to this Agreement, all of your outstanding Performance Shares will vest and become nonforfeitable on the date of the Change in Control. Such vested Performance Shares will be settled, if at all, as soon as practicable following the original Vesting Date and no later than March 15 of the year following the Vesting Date. The performance goals will be deemed to have been achieved at target and the payout percentage will be 100%. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued with respect to your Performance Shares to the date of the Change in Control multiplied by a payout percentage of 100%.

Termination In Connection with a Change in Control
If your employment is terminated by PG&E Corporation other than for cause in connection with a Change in Control within two years following the Change in Control, all of your outstanding Performance Shares (to the extent they did not previously vest upon failure of the Acquiror to assume or continue this award) will vest and become nonforfeitable on the date of termination of your employment.
If your employment is terminated by PG&E Corporation other than for cause in connection with a Change in Control within three months before the Change in Control occurs, all of your outstanding Performance Shares will vest in full and become nonforfeitable (including the portion that you would have otherwise forfeited based on the proration of vested Performance Shares through the date of termination of your employment) as of the date of the Change in Control.
Your vested Performance Shares, if any, will be settled as soon as practicable following the original Vesting Date but no later than March 15 of the year following the Vesting Date, based on the payout percentage (which in this case will be deemed to be at target, consistent with the “Change in Control” section, above). At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued from the date of grant through the Vesting Date with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any. PG&E Corporation has the sole discretion to determine whether termination of your employment was made in connection with a Change in Control.

Withholding Taxes
The number of shares of PG&E Corporation common stock that you are otherwise entitled to receive upon settlement of your Performance Shares will be reduced by a number of shares having an aggregate Fair Market Value, as determined by PG&E Corporation, equal to the amount of any Federal, state, or local taxes of any kind required by law to be withheld by PG&E Corporation in connection with the Performance Shares determined using the applicable minimum statutory withholding rates, including social security and Medicare taxes due under the Federal Insurance Contributions Act and the California State Disability Insurance tax (“Withholding Taxes”). If the withheld shares were not sufficient to satisfy your minimum Withholding Taxes, you will be required to pay, as soon as practicable, including through additional payroll withholding, any amount of the Withholding Taxes that is not satisfied by the withholding of shares described above.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed. If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment. See above under “Voluntary Termination.”
PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

No Retention Rights	This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation. Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.
Recoupment of Awards	Awards are subject to recoupment in accordance with any applicable law and any recoupment policy adopted by the Corporation from time to time, including the PG&E Corporation and Pacific Gas and Electric Company Executive Incentive Compensation Recoupment Policy, as last revised on February 19, 2019 and available on the PG&E@Work intranet site for the Long-Term Incentive Plan (the policy and location may be changed from time to time by PG&E Corporation).
Change in Capital Structure/Anti-Dilution	In the event of a change in the capital structure of the Corporation, this award and the shares of Stock subject to this award shall be subject to adjustment as set forth in Section 4.2 of the LTIP. In addition, this award will be subject to adjustment in order to protect this award from dilution in the event of (i) a spin-off to existing shareholders, (ii) a rights offer to existing shareholders, or (iii) any other transaction in which existing shareholders receive the same anti-dilution protections as Mr. Johnson. In each case, such anti-dilution protection shall be subject to adjustment as determined by the Board and compliance with the Bankruptcy Court’s order entered at Docket No. 3546 approving the anti-dilution protection provided herein.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

EXHIBIT A

Performance Shares Performance Goals

Safety Metrics (inclusive of all safety-related Performance Metrics):

1.Nuclear Reliability and Safety Indicator (Weight: 8%): Measures nuclear power generation and safety based on performance indicators for nuclear power generation developed by nuclear industry and applied to all U.S. nuclear power plants.
2.Public Safety Index (Weight: 39%): This metric includes two equally weighted sub-metrics:
i.Enhanced Vegetation Management (“EVM”): EVM measures how many circuit miles of vegetation have been cleared under the EVM program within high-fire risk areas to reduce wildfire risk.
ii.System Hardening: System Hardening measures completed circuit miles of fire design applications within high-fire risk areas.
3.First-Time ILI Miles (Weight: 15%): Measures the number of miles of natural gas transmission pipelines that were successfully inspected for the first following the introduction of inspection tools (sensors) within the pipelines.
4.Asset Records Duration Index (Weight: 15%): Tracks the average number of days required to complete appropriate documentation of electric and gas construction projects.
5.Serious Injuries and Fatalities Corrective Actions Index (23%): Measures the quality (as determined by independent safety expert) and timeliness of corrective actions implemented in response to employee and contractor serious injuries and fatalities events.